Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of Digital Cinema Destinations Corp. on Form S-1 to be filed on or about December 19, 2011, of our report dated December 16, 2011, on our audit of the statements of operations, members’ deficit and cash flows of K&G Theatres LLC for the years ended December 31, 2010 and 2009. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Edison, New Jersey
December 19, 2011